    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2001
                                                      REGISTRATION NO. 333-39956
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                 ON FORM S-3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                 UBIQUITEL INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                23-3017909
      (State or Other Jurisdiction                   (I.R.S. Employer
   of Incorporation or Organization)                Identification No.)

                                                    DONALD A. HARRIS
                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT
    ONE WEST ELM STREET, SUITE 400                   UBIQUITEL INC.
   CONSHOHOCKEN, PENNSYLVANIA 19428          ONE WEST ELM STREET, SUITE 400
            (610) 832-3300                  CONSHOHOCKEN, PENNSYLVANIA 19428
                                                    (610) 832-3300
    (Address, Including Zip Code,          (Name, Address, Including Zip Code,
   and Telephone Number, Including           and Telephone Number, Including
Area Code, of Registrant's Principal         Area Code, of Agent for Service)
        Executive Offices)

                               ------------------

                          COPIES OF COMMUNICATIONS TO:

                                                 PATRICIA E. KNESE, ESQ.
     ANDREW E. BALOG, ESQ.                 VICE PRESIDENT AND GENERAL COUNSEL
    GREENBERG TRAURIG, P.A.                          UBIQUITEL INC.
      1221 BRICKELL AVENUE                   ONE WEST ELM STREET, SUITE 400
      MIAMI, FLORIDA 33131                  CONSHOHOCKEN, PENNSYLVANIA 19428
   TELEPHONE: (305) 579-0500                    TELEPHONE: (610) 832-3300
   FACSIMILE: (305) 579-0717                    FACSIMILE: (610) 832-3400


                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2001

================================================================================

  Information in this prospectus is not complete and may be changed. The warrantholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the warrantholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                 UBIQUITEL INC.

                                  COMMON STOCK

                        WARRANTS TO PURCHASE COMMON STOCK


================================================================================

THE OFFERING:

         - This prospectus relates to the resale of up to 386,183 warrants to purchase shares of our common stock by the holders named under the heading "Warrantholders" in this prospectus or in an accompanying supplement to this prospectus.

         - This prospectus also relates to the issuance and sale of 3,665,183 shares of our common stock which are initially issuable upon the exercise of the warrants, plus a presently indeterminable number of shares of our common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants.

         - All of the warrants and shares of our common stock being registered may be offered and sold from time to time by the named holders.

USE OF PROCEEDS:

         - We will not receive any proceeds from the sale of warrants or the shares of our common stock by the selling holders, other than payment of the exercise prices of the warrants.

TRADING MARKET:

         - There is no public market for the warrants. We do not intend to apply (and are not obligated to apply) for listing of the warrants on any securities exchange or any automated quotation system.

         - Our common stock is listed and quoted on the Nasdaq National Market under the symbol "UPCS."

OFFERING EXPENSES:

         - We have agreed to bear specific expenses in connection with the registration and sale of the warrants and underlying shares of common stock being offered by the selling holders.


                               ------------------

              YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS BEFORE BUYING THE WARRANTS AND/OR SHARES OF OUR COMMON STOCK.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------

               The date of this prospectus is September __, 2001.

                                TABLE OF CONTENTS



                                                                          PAGE
                                                                          ----
SUMMARY DESCRIPTION OF OUR BUSINESS..........................................3

RISK FACTORS.................................................................5

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS..........................18

USE OF PROCEEDS.............................................................20

WARRANTHOLDERS..............................................................20

DESCRIPTION OF THE WARRANTS.................................................23

DESCRIPTION OF CAPITAL STOCK................................................32

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS.....................................35

PLAN OF DISTRIBUTION........................................................41

LEGAL MATTERS...............................................................43

EXPERTS.....................................................................43

WHERE YOU CAN FIND MORE INFORMATION.........................................43

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................43


                       SUMMARY DESCRIPTION OF OUR BUSINESS

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" ON PAGE 43 FOR INFORMATION ABOUT US AND OUR FINANCIAL STATEMENTS.

         UbiquiTel Inc. is the exclusive provider of Sprint PCS digital wireless personal communications services to midsize and smaller markets in the western and midwestern United States. Our major market areas include:

              o   Reno/Tahoe/Northern California;

              o   Central Valley of California;

              o   Spokane/Montana;

              o   Southern Idaho/Utah/Nevada; and

              o   Southern Indiana/Kentucky.

         On August 13, 2001, we increased the total resident population in our markets to approximately 11.1 million from approximately 7.7 million by completing the acquisition of VIA Wireless, LLC. We acquired VIA Wireless through a series of mergers for approximately $211.4 million, including the issuance of 16.4 million shares of our common stock, the assumption of approximately $75.0 million of VIA Wireless' debt and estimated transaction costs of $10.0 million. VIA Wireless had been the exclusive provider of Sprint PCS digital wireless personal communications services to the Central California market, comprised of the Basic Trading Areas (BTAs) of Bakersfield, Stockton, Modesto, Merced, Fresno and Visalia-Porterville-Hanford.

         Through our management agreement with Sprint PCS, we have the exclusive right to provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand names in our markets. We are among 13 companies, which we believe are unrelated to each other and to Sprint PCS, that have entered into affiliation agreements with Sprint PCS to provide Sprint PCS products and services throughout the United States. Sprint PCS, together with its affiliates including UbiquiTel, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, already covering more than 223 million residents in more than 4,000 cities and communities. Sprint PCS has PCS licenses to cover more than 280 million people across all 50 states, Puerto Rico and the U.S. Virgin Islands. However, Sprint PCS does not currently offer PCS services in every state in the United States.

         We believe that our strategic relationship with Sprint PCS provides us with a significant competitive advantage because of its strong brand name recognition, quality products and services, established distribution channels, long-standing equipment vendor relationships and all digital nationwide coverage. We further believe that our relationship with Sprint PCS allows us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible.

         As of August 13, 2001, UbiquiTel and VIA Wireless combined had over 100,000 subscribers and total network coverage of over 6.0 million residents, representing approximately 54% of the resident population in our markets. When complete, the majority of our network will cover portions of California, Nevada, Washington, Idaho, Montana, Wyoming, Utah, Indiana and Kentucky. We believe we have sufficient funds available through cash, investments and future advancements under our senior credit facility to fund capital expenditures, including the completion of our build-out, working capital requirements and operating losses through 2003.

         Our business strategy includes the following elements:

              o   Capitalize on our affiliation with Sprint PCS;

              o   Capitalize on our experienced management team;

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              o   Execute optimal network buildoout plan;

              o Utilize strategic third party relationships in network build-out;

              o Implement effective operating structure with a focus on customer service; and

              o   Focus on midsize and smaller markets.

         In October 1998, UbiquiTel L.L.C., whose sole member was The Walter Group, entered into an agreement with Sprint PCS for the exclusive rights to market Sprint's 100% digital, 100% PCS products and services to the residents in the Reno/Tahoe market. The Walter Group is an international wireless telecommunications consulting and service company based in Seattle, Washington. UbiquiTel L.L.C. had no financial transactions from its inception on August 24, 1998 to September 29, 1999. On September 29, 1999, UbiquiTel Inc. was incorporated. In November 1999, UbiquiTel L.L.C. assigned all of its material contracts including the rights to the Sprint PCS agreements to UbiquiTel Inc., which were then subsequently assigned to UbiquiTel Operating Company, which was formed in November 1999. On December 28, 1999, UbiquiTel Inc. amended its agreement with Sprint PCS to expand our markets to include Northern California, Spokane/Montana, Southern Idaho/Utah/Nevada and Southern Indiana/Kentucky which together with Reno/Tahoe contain approximately 7.7 million residents. Effective August 13, 2001, the closing date of our acquisition of VIA Wireless, UbiquiTel Inc. further amended its management agreement with Sprint PCS to expand our markets to include VIA Wireless' six BTAs covering approximately 3.4 million residents, thereby increasing our total residents to approximately 11.1 million.

                                    * * * * *

         Our executive offices are located at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 and our telephone number is (610) 832-3300.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE PURCHASING ANY OF THE WARRANTS OR COMMON STOCK OFFERED UNDER THIS PROSPECTUS.

RISKS RELATED TO THE VIA WIRELESS ACQUISITION

THE INTEGRATION OF UBIQUITEL AND VIA WIRELESS AS A RESULT OF OUR ACQUISITION OF
   VIA WIRELESS PRESENTS SIGNIFICANT CHALLENGES, AND WE EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE ACQUISITION

         UbiquiTel completed its acquisition of VIA Wireless with the expectation that the acquisition will result in certain benefits, including revenue enhancements and other synergies. Achieving the benefits of the acquisition will depend in part on the integration of the two businesses in an efficient manner, and there can be no assurance that this will occur. The integration of UbiquiTel's and VIA Wireless' businesses will require substantial attention from management.

         To realize the anticipated benefits of this combination, UbiquiTel's management team must develop strategies and implement a business plan that will:

         o effectively manage the network build-out, networks and markets of UbiquiTel and VIA Wireless;

         o effectively manage the marketing and sales of the services of UbiquiTel and VIA Wireless;

         o successfully retain and attract key employees of the combined company, including management, during a period of transition and in light of the competitive employment market; and

         o maintain adequate focus on existing business and operations while working to integrate the two companies.

         We have also incurred direct transaction costs associated with the acquisition, which have been included as a part of our total purchase cost for accounting purposes. In addition, VIA Wireless has incurred direct transaction costs, which will be expensed in the quarter ending September 30, 2001. We also believe we will incur additional charges to operations in subsequent quarters, which cannot currently be estimated, to reflect costs associated with integrating the two companies. We cannot assure you that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition.

UBIQUITEL OPERATING COMPANY OBTAINED $50 MILLION OF ADDITIONAL FUNDING IN
   CONNECTION WITH THE ACQUISITION OF VIA WIRELESS UNDER UBIQUITEL OPERATING COMPANY'S EXISTING SENIOR SECURED CREDIT FACILITY; HOWEVER, UBIQUITEL OPERATING COMPANY MAY LOSE SUCH ADDITIONAL FUNDING AFTER COMPLETING THE ACQUISITION UNLESS IT IS ABLE TO SELL CERTAIN NON-ESSENTIAL ASSETS OF VIA WIRELESS FOR AT LEAST $50 MILLION ON OR BEFORE DECEMBER 31, 2001

         On March 1, 2001, UbiquiTel and its operating subsidiary, UbiquiTel Operating Company, and the lenders under UbiquiTel Operating Company's $250 million senior credit facility amended the credit agreement for the purpose of increasing the $250 million credit facility by $50 million to $300 million pending the satisfaction of specified conditions and approving UbiquiTel's acquisition of VIA Wireless. The $50 million increase is conditioned on the sale of certain non-essential assets acquired from VIA Wireless for at least $50 million on or before December 31, 2001.

         If UbiquiTel is not able to complete the sale of certain non-essential assets of VIA Wireless for at least $50 million in a timely manner, it would then, after having repaid in full all of VIA Wireless' indebtedness, including a $68.4 million term loan from the Rural Telephone Finance Cooperative, have to prepay the additional $50 million, together with a prepayment premium of $1 million, and its borrowing availability under the senior credit facility would be reduced automatically by $50 million to $250 million. In such a situation, UbiquiTel might not have access to sufficient funds to complete the build-out of the combined company's network and it would either have to seek a waiver from the lenders under the senior credit facility or obtain funding from another source to avoid a potential breach of its Sprint PCS management agreement for failure to satisfy its network build-out requirements.

         On March 6, 2001, UbiquiTel announced that it had entered into an agreement with VoiceStream Wireless to sell VIA Wireless' California PCS licenses for $50 million. This sale of the PCS licenses is subject to Federal Communications Commission approval and other customary closing conditions. UbiquiTel expects to complete the sale before December 31, 2001, though there is no assurance that it will be able to do so. UbiquiTel is also required to deposit the net sale proceeds into the escrow account under the senior credit facility.

THE ISSUANCE OF UBIQUITEL COMMON STOCK IN CONNECTION WITH THE ACQUISITION OF VIA
   WIRELESS MAY CAUSE DILUTION TO UBIQUITEL SHAREHOLDERS

         UbiquiTel believes that certain benefits will result from the recent acquisition of VIA Wireless; however, there can be no assurance that combining the businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial conditions superior to what would have been achieved by each company independently. The issuance of UbiquiTel common stock in connection with the acquisition could reduce the market price of UbiquiTel common stock. The transaction is not initially expected to be accretive to UbiquiTel, and the benefits of the transaction to UbiquiTel will depend on revenue growth or other benefits sufficient to offset the effects of such stock issuance. There can be no assurance that such benefits will be achieved. In addition, if UbiquiTel does not recognize economies of scale and synergies as a result of the acquisition, the value of its stock may decline.

FUTURE SALES OF SHARES OF UBIQUITEL COMMON STOCK, INCLUDING SHARES ISSUED TO THE
   STOCKHOLDERS OF THE MEMBERS OF VIA WIRELESS FOLLOWING THE EXPIRATION OF "LOCK-UP" ARRANGEMENTS, MAY NEGATIVELY AFFECT UBIQUITEL'S STOCK PRICE

         As a result of the acquisition of VIA Wireless, the stockholders of the members of VIA Wireless and certain employees of VIA Wireless received 16,400,000 shares of UbiquiTel common stock, which are covered by a currently effective resale registration statement and represent approximately 20% of the outstanding shares of UbiquiTel common stock. Under lock-up arrangements, however, the stockholders of the members of VIA Wireless may not resell any of the shares they received in connection with the acquisition until November 7, 2001 or more than 50% of the shares until February 5, 2002. Any resale of these shares by such holders following the expiration dates of the lock-up arrangements, however, shall be permitted only if the resale registration statement covering those shares is still effective with the SEC or resales are permitted under Rule 144.

         Additionally, approximately 17% of our outstanding shares of common stock as of the date of this prospectus are freely tradable without restriction. Approximately 63% of UbiquiTel's outstanding common stock as of the date of this prospectus is owned by our executive officers, directors, affiliates and other persons holding restricted shares, and may be resold publicly at any time subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933. Additionally, we have granted the holders of approximately 50,264,000 shares of our common stock that are restricted securities the right to register the sales of their shares of common stock with the SEC under registration rights agreements.

         Sales of substantial amounts of shares of UbiquiTel common stock, or even the potential for such sales, could lower the market price of UbiquiTel common stock and impair the ability of UbiquiTel to raise capital through the sale of equity securities.

WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND WE MAY NEVER
   ACHIEVE OPERATING PROFITABILITY OR GENERATE SUFFICIENT CASH FLOW TO MEET OUR OBLIGATIONS

         We have a limited operating history and a history of operating losses. We expect to continue to incur operating losses and to generate negative cash flow from operating activities until at least 2003 while we develop our business and expand our network. Additionally, our business has required and we expect to continue to require substantial capital expenditures of approximately $192 million in 2001 to 2003. We will have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on our debt, which will reduce funds available for other purposes. Our operating profitability will depend on many factors, including, among others, our ability to market Sprint PCS services, achieve projected market penetration and manage customer turnover rates. If we do not achieve and maintain positive cash flow from operations on a timely basis, we may be unable to develop our network or conduct our business in an effective or competitive manner.

THE COMBINED COMPANY MAY BECOME RESPONSIBLE FOR UNDISCLOSED LIABILITIES OF VIA
   WIRELESS THAT THE COMBINED COMPANY MAY OR MAY NOT BE ADEQUATELY INDEMNIFIED AGAINST BY THE STOCKHOLDERS OF THE MEMBERS OF VIA WIRELESS

         UbiquiTel performed certain due diligence investigations with respect to potential liabilities of VIA Wireless and obtained indemnification with respect to certain liabilities from the stockholders of the members of VIA Wireless. Nevertheless, there can be undiscovered claims which subsequently can arise and there can be no assurance that any liabilities for which UbiquiTel becomes responsible (despite such indemnification) will not be material or will not exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties. Furthermore, UbiquiTel is required to bear the first $2.225 million of indemnifiable losses, except certain indemnifiable tax losses, while the stockholders of the members of VIA Wireless are required to indemnify UbiquiTel for indemnifiable losses in excess of $2.225 million up to a maximum amount of $30 million. The stockholders of the members of VIA Wireless have secured a portion of their indemnification obligations by depositing 2 million of their shares received in connection with the acquisition of VIA Wireless into escrow until August 13, 2002 and, as a result, UbiquiTel may be required to expend its own cash for the first $2.225 million of losses and for third party indemnification claims in excess of the $30 million limitation.

RISKS PARTICULAR TO THE OUR RELATIONSHIP WITH SPRINT PCS

IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR PCS NETWORK BY THE DATES DESCRIBED
   IN OUR MANAGEMENT AGREEMENT, SPRINT PCS MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER SHAREHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

         Our agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames. We may amend our agreements with Sprint PCS in the future to expand our network coverage. A failure to meet our build-out requirements for any one of our individual markets would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel's shareholders and for a price equal to 72% of our entire business value. Our entire business value includes the value of our right to use the spectrum licenses in our markets in which the combined company does not own the spectrum licenses, our business operations and other assets. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.

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WE MAY ENCOUNTER DIFFICULTIES IN COMPLETING THE BUILD-OUT OF OUR NETWORK, WHICH
   COULD INCREASE COSTS AND DELAY COMPLETION OF OUR BUILD-OUT

         As part of our build-out, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. Some of the radio communications sites are likely to require us to obtain zoning variances or other local governmental or third party approvals or permits. Additionally, we must retain rights to a sufficient number of tower sites, which requires us to obtain local regulatory approvals. The local governmental authorities in various locations in our markets have, at times, placed moratoriums on the construction of additional towers and radio communications sites. We may also have to make changes to our radio base station network design as a result of difficulties in the site acquisition process. Additionally, the Federal Communications Commission requires that our PCS network must not interfere with the operations of microwave radio systems, and Sprint PCS may be required to relocate incumbent microwave operations to enable us to complete our build-out. In addition, our ability to meet our build-out requirements is dependent on certain actions that must be taken by Sprint PCS. These actions are not within our control, and Sprint's failure to timely take these actions could result in our failure to timely launch operations in a particular market in accordance with our build-out plans. Any failure to construct our portion of the Sprint PCS network on a timely basis may affect our ability to provide services in our markets on a schedule consistent with our current business plan, limit our network capacity or reduce the number of new Sprint PCS subscribers. Any significant delays could have a material adverse effect on our business.

IF WE FAIL TO MEET THE TECHNICAL STANDARDS DESCRIBED IN OUR MANAGEMENT
   AGREEMENT, SPRINT MAY TERMINATE THE AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER SHAREHOLDER APPROVAL, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS SERVICES

         Our agreements with Sprint PCS require us to build our PCS network in accordance with Sprint PCS' technical requirements. Sprint PCS can, at any time with at least 30 days' prior notice to us, adjust the technical requirements for the network. A failure to meet these technical requirements would constitute a breach of our management agreement with Sprint PCS that could lead to a termination. If the management agreement is terminated, we will no longer be able to offer Sprint PCS products and services, and we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel's shareholders and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.

THE TERMINATION OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS OR SPRINT PCS'
   FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE AGREEMENT WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS AND, IF OUR MANAGEMENT AGREEMENT IS TERMINATED, SPRINT PCS MAY PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER SHAREHOLDER APPROVAL

         Since we do not own our licenses to operate a wireless network, our ability to offer Sprint PCS products and services and our PCS network's operation are dependent on our agreements with Sprint PCS not being terminated. Our agreements with Sprint PCS can be terminated for breach of any material terms. We are also dependent on Sprint PCS' ability to perform its obligations under our agreements. The termination of our management agreement with Sprint PCS, or the failure of Sprint PCS to perform its obligations under our management agreement, would severely restrict our ability to conduct our business. If our management agreement is terminated, we may be required to sell our operating assets to Sprint PCS. This sale may take place without further approval of UbiquiTel's shareholders and for a price equal to 72% of our entire business value. The provisions of our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.

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WE MAY NOT RECEIVE AS MUCH SPRINT PCS TRAVEL REVENUE AS WE ANTICIPATE BECAUSE
   THE RATE WE RECEIVE IS ADJUSTABLE OR FEWER PEOPLE MAY TRAVEL ON OUR NETWORK

         We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our markets uses the Sprint PCS network in our markets, which we refer to as travel revenue. Similarly, we pay a fee to Sprint PCS for every minute that a Sprint PCS subscriber based in our markets uses the Sprint PCS network outside our markets, which we refer to as travel fees. Travel revenue represented approximately 32% of our revenue in 2000. We anticipate that travel revenue will continue to represent a substantial portion of our revenue in the future. Under our agreements with Sprint PCS, the current fee of 15 cents per minute will decrease to 12 cents beginning October 1, 2001. Beginning January 1, 2002, and for the remainder of the term of our agreements with Sprint PCS, the fee will be adjusted to provide a fair and reasonable return on the cost of our portion of the Sprint PCS network. A decrease in the travel revenue we are paid could substantially decrease our revenues and net income. In addition, Sprint PCS customers from our markets may spend more time in other Sprint PCS coverage areas than we anticipate and Sprint PCS customers from outside our markets may spend less time in our markets or may use our services less than we anticipate, which will reduce our travel revenue. As a result, we may receive less Sprint PCS travel revenue than we anticipate or we may have to pay more Sprint PCS travel fees than the travel revenue we collect.

THE INABILITY TO USE SPRINT PCS' SUPPORT SERVICES COULD DISRUPT OUR BUSINESS AND
   INCREASE OUR OPERATING COSTS

         We rely on Sprint PCS' internal support systems, including customer care, customer activation, billing and other administrative support. Our operations could be disrupted if Sprint PCS is unable to maintain and expand these office services, or to efficiently outsource those services and systems through third party vendors.

         The rapid expansion of Sprint PCS' business is expected to require that Sprint PCS continue to enhance its internal support systems. Sprint PCS' ability to provide adequate capacity for billing and other systems is dependent on a number of factors, including forecasts of customer growth, customer usage patterns and software releases from third-party vendors. We cannot assure that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS' internal support systems could cause:

         o     delays or problems in our own operations or service;

         o delays or difficulty in gaining access to customer and financial information;

         o     a loss of Sprint PCS customers; and

         o     an increase in the costs of those services.

         Our services agreement with Sprint PCS provides that, upon nine months' prior written notice, Sprint PCS may terminate any service that we purchase from Sprint PCS. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative or increases the amount it charges us for these services, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted.

IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK,
   WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS

         Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners. Sprint PCS is still constructing its nationwide network and does not offer PCS services, either on its own network or through its roaming agreements, in every city in the United States. Sprint PCS has entered into management agreements similar to ours with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS' national network and, to a lesser extent, on the networks of its other network partners. Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors which could adversely affect our ability to attract and retain customers.

OUR ROAMING ARRANGEMENTS MAY NOT BE COMPETITIVE WITH OTHER WIRELESS SERVICE
   PROVIDERS, WHICH MAY RESTRICT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS

         We rely on roaming arrangements with other wireless service providers for coverage in some areas. Some risks related to these arrangements are as follows:

         o the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

         o the price of a roaming call may not be competitive with prices of other wireless companies for roaming calls;

         o customers may have to use a more expensive dual-band/dual-mode handset with diminished standby and talk time capacities;

         o customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network; and

         o Sprint PCS customers may not be able to use Sprint PCS' advanced features, such as voicemail notification, while roaming.

         If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and our Sprint PCS services will be less attractive to new customers.

WE ARE LIKELY TO RECEIVE VERY LITTLE NON-SPRINT PCS ROAMING REVENUE SINCE THE
   SPRINT PCS NETWORK IS NOT COMPATIBLE WITH MANY OTHER NETWORKS

         A portion of our revenue may be derived from payments by other wireless service providers for use by their subscribers of the Sprint PCS network in our markets. However, the technology used in the Sprint PCS network is not compatible with the technology used by many other systems, which diminishes the ability of other wireless service providers' subscribers to use Sprint PCS services. Sprint PCS has entered into few agreements that enable customers of other wireless service providers to roam onto the Sprint PCS network. As a result, the actual non-Sprint PCS roaming revenue that we receive in the future is likely to be low relative to that of other wireless service providers.

SPRINT PCS MAY MAKE BUSINESS DECISIONS THAT WOULD NOT BE IN OUR BEST INTEREST

         Under our management agreement, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us and Sprint PCS may arise, and because Sprint PCS owes us no duties except as set forth in the management agreement, these conflicts may not be resolved in our favor. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

         o Sprint PCS prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

         o Sprint PCS could change the per minute rate for Sprint PCS travel revenue it must pay to us, the per minute charge we must pay to Sprint PCS for travel fees, and the costs for Sprint PCS to perform support services;

         o we must obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment, which consent could be withheld;

         o Sprint PCS may alter its network and technical requirements, which could result in increased equipment and build-out costs;

         o Sprint PCS may request that we build-out additional areas within our markets, which if undertaken, could result in less return on investment or a reduction of our licensed population if we decline to build the requested area;

         o if Sprint PCS terminates our management agreement because we fail to meet the build-out of our network or the technical standards as required under our management agreement, Sprint PCS may force us to sell our operating assets at a discount to market value without further approval of UbiquiTel's shareholders, which may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business; and

         o Sprint or Sprint PCS could make other business decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

PROVISIONS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS MAY DIMINISH OUR VALUE
   AND RESTRICT THE SALE OF OUR BUSINESS

         Under certain circumstances and without further approval of UbiquiTel's shareholders, Sprint PCS may purchase our operating assets or capital stock for a percentage of our "entire business value," which includes the value of the spectrum licenses, business operations and other assets. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreement with Sprint PCS. Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business including a prohibition on the sale of us or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our management agreement with Sprint PCS may limit our ability to sell the business, may reduce the value a buyer would be willing to pay for our business and may operate to reduce our entire business value.

IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, OUR
   MANAGEMENT AGREEMENT WITH SPRINT PCS MAY BE TERMINATED

         Sprint PCS, not us, owns the majority of the licenses necessary to provide wireless services in our markets. The Federal Communications Commission requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers like us. If the Federal Communications Commission were to determine that our management agreement with Sprint PCS needs to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreement to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreement, it may be terminated. If the agreement is terminated, we would no longer be a part of the Sprint PCS network and it would be extremely difficult to conduct our business.

THE FEDERAL COMMUNICATIONS COMMISSION MAY NOT RENEW THE SPRINT PCS LICENSES OR
   OUR LICENSES, WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES

         We do not own the licenses to operate wireless networks in our markets. We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation. Sprint PCS' licenses in our markets will expire in 2004 through 2007, but may be renewed for additional 10-year terms. The Federal Communications Commission has adopted specific standards that apply to wireless personal communications services license renewals which, in the event of a comparative proceeding with competing applications, includes the award of a renewal expectancy to Sprint PCS upon a showing by the licensee of "substantial service" during the past license term. Any failure by Sprint PCS to comply with these standards could cause nonrenewal of the Sprint PCS licenses for our markets. Additionally, if Sprint PCS does not demonstrate to the Federal Communications Commission that Sprint PCS has met the 5-year and 10-year construction requirements for each of its wireless personal communications services licenses, it can lose the affected licenses and be ineligible to regain them.

WE RELY ON THE USE OF THE SPRINT PCS BRAND NAME AND LOGO TO MARKET OUR SERVICES,
   AND A LOSS OF USE OF THIS BRAND AND LOGO OR A DECREASE IN THE MARKET VALUE OF THIS BRAND AND LOGO WOULD HINDER OUR ABILITY TO MARKET OUR PRODUCTS

         The Sprint PCS brand and logo is highly recognizable. If we lose our rights to use the Sprint PCS brand and logo under our trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint PCS. If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

PROBLEMS EXPERIENCED BY SPRINT PCS WITH ITS INTERNAL SUPPORT SYSTEMS COULD LEAD
   TO CUSTOMER DISSATISFACTION OR INCREASE OUR COSTS

         We rely on Sprint PCS' internal support systems, including customer care, billing and back-office support. As Sprint PCS has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered a degradation in service. We cannot assure you that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS' internal support systems could cause:

         o     delays or problems in our operations or services;

         o delays or difficulty in gaining access to customer and financial information;

         o     a loss of Sprint PCS customers; and

         o an increase in the costs of customer care, billing and back office services.

IF SPRINT PCS DOES NOT RENEW OUR MANAGEMENT AGREEMENT, OUR ABILITY TO CONDUCT
   OUR BUSINESS WOULD BE SEVERELY RESTRICTED

         Our management agreement with Sprint PCS is not perpetual. Sprint PCS can choose not to renew the agreement at the expiration of the 20-year initial term or any ten-year renewal term. Our agreement with Sprint PCS terminates in all events in 50 years. If Sprint PCS decides not to renew the management agreement or terminates it in accordance with its terms, we would no longer be a part of the Sprint PCS network and it would severely restrict our ability to conduct our business.

OTHER RISKS PARTICULAR TO US

UBIQUITEL WILL INCUR ADDITIONAL AMORTIZATION EXPENSE AS A RESULT OF RECORDING
   GOODWILL IN CONNECTION WITH THE ACQUISITION OF VIA WIRELESS, WHICH WILL RESULT IN A CHARGE AGAINST UBIQUITEL'S REVENUES

         The acquisition of VIA Wireless will be accounted for using the purchase method of accounting, which means assets and liabilities of VIA Wireless, including its intangible assets, will be recorded on UbiquiTel's books at their fair market value. After giving effect to the acquisition, on a pro forma basis at March 31, 2001, UbiquiTel would have recorded net intangible assets on its books of $161 million, representing approximately 26.0% of UbiquiTel's total assets as of that date on a pro forma basis. UbiquiTel's net intangible assets are amortized over periods ranging from 5 to 20 years. There can be no assurance that the value of the intangible assets will ever be realized by UbiquiTel. Any future determination requiring the write-off of a significant portion of UbiquiTel's unamortized intangible assets could have a material adverse effect on UbiquiTel's financial condition and results of operation.

WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO BUILD-OUT OUR PORTION OF
   THE SPRINT PCS NETWORK; AND IF WE FAIL TO OBTAIN REQUIRED ADDITIONAL CAPITAL, WE MAY NOT HAVE SUFFICIENT FUNDS TO COMPLETE OUR BUILD-OUT IN ACCORDANCE WITH THE TERMS OF OUR MANAGEMENT AGREEMENT WITH SPRINT PCS AND SPRINT PCS MAY TERMINATE OUR

   MANAGEMENT AGREEMENT AND PURCHASE OUR OPERATING ASSETS AT A DISCOUNT TO MARKET VALUE WITHOUT FURTHER SHAREHOLDER APPROVAL

         The build-out of our portion of the Sprint PCS network will require substantial capital, which we anticipate to be approximately $192 million for 2001 through 2003. Additional funds could be required for a variety of reasons, including unanticipated expenses or operating losses. Additional funds may not be available. Even if those funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us or within limitations permitted by the covenants under our senior credit facility or the covenants under the indenture that governs our senior subordinated discount notes. Failure to obtain additional funds, should the need for them develop, could result in the delay or abandonment of our development and expansion plans. If we do not have sufficient funds to complete our build-out, we may be in breach of our management agreement with Sprint PCS and under our debt agreements. If Sprint PCS terminates our management agreement as result of this breach, we may be required to sell our operating assets to Sprint PCS at a discount to market value without further approval of UbiquiTel's shareholders. The provisions in our management agreement that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business and may reduce the value a buyer would be willing to pay for our business.

BECAUSE WE DEPEND HEAVILY ON OUTSOURCING, THE INABILITY OF THIRD PARTIES TO
   FULFILL THEIR CONTRACTUAL OBLIGATIONS TO US MAY DISRUPT OUR SERVICES OR THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK

         Because we outsource portions of our business, we depend heavily on third-party vendors, suppliers, consultants, contractors and local telephone companies. We have retained those persons to:

         o     design and engineer our systems;

         o construct radio communications sites, network control centers and towers;

         o     lease radio communications sites;

         o     install transmission lines; and

         o deploy our wireless personal communications services network systems.

         We lease a portion of the radio communications sites for our wireless systems through master lease agreements with communication site management companies such as SpectraSite. SpectraSite, in turn, has separate leasing arrangements with each of the owners of the sites. If SpectraSite or other similar firms were to become insolvent or were to breach those arrangements, we may lose access to those radio communications sites and experience extended service interruption in the areas serviced by those sites. We have retained consultants and contractors to assist in the design and engineering of our systems, construct radio communications sites, network control centers and towers, lease radio communications sites and deploy our PCS network systems and we will be significantly dependent upon them in order to fulfill our build-out obligations. The failure by any of our vendors, suppliers, consultants, contractors or local telephone companies to fulfill their contractual obligations to us could materially delay construction and adversely affect the operations of our portion of the Sprint PCS network.

WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY
   RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT

         In April 2000, we issued 300,000 units consisting of the outstanding senior subordinated discount notes of UbiquiTel Operating Company and warrants to purchase 3,579,000 shares of UbiquiTel's common stock, which yielded gross proceeds to us of $152.3 million. In March 2000, UbiquiTel Operating Company obtained a $250.0 million senior credit facility, and made borrowings of $75.0 million under the credit facility in April 2000, which were funded into the escrow account. In each of October 2000 and April 2001, we made borrowings of $30.0 million which were funded into the escrow account. As of the date of this prospectus, we had outstanding borrowings of $185 million under the credit facility. In connection with our acquisition of VIA Wireless, we have increased the availability of borrowings under our senior credit facility by $50 million to $300 million, and made additional borrowings of $50 million under the credit facility in March 2001. As a result, we have a substantial amount of long-term debt.

         The substantial amount of our debt will have a number of important consequences for our operations, including the following:

         o we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

         o we may not have sufficient funds to pay interest on, and principal of, our debt;

         o we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

         o some of our debt, including borrowings under our senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates;

         o due to the liens on substantially all of our assets and the assets of our subsidiaries that secure our debt, lenders may control our assets or subsidiaries upon a default; and

         o we may be more highly leveraged than some of our competitors, which may put us at a competitive disadvantage.

         Our ability to make payments on our debt depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The senior credit facility and the indenture that governs the notes limit our ability to take several of these actions. Under our current business plan, we expect to incur substantial debt before achieving break-even cash flow.

IF WE DEFAULT UNDER OUR SENIOR CREDIT FACILITY, OUR LENDERS MAY DECLARE OUR DEBT
   IMMEDIATELY DUE AND PAYABLE AND SPRINT PCS MAY FORCE US TO SELL OUR ASSETS WITHOUT STOCKHOLDER APPROVAL

         Our senior credit facility requires that we comply with specified financial ratios and other performance covenants. If we fail to comply with these covenants or we default on our obligations under our senior credit facility, our lender may accelerate the maturity of our debt. If our lender accelerates our debt, Sprint PCS has the option to purchase our operating assets at a discount to market value and assume our obligations under the senior credit facility, without further approval of UbiquiTel's shareholders. If Sprint PCS does not exercise this option, our lender may sell our assets to third parties without approval of UbiquiTel's shareholders. If Sprint PCS provides notice to our lender that we are in breach of our management agreement with Sprint PCS and, as a result, our obligations under the credit agreement are accelerated and Sprint PCS does not elect to operate our business, our lender may designate a third party to operate our business without the approval of UbiquiTel's shareholders.

OUR INDEBTEDNESS PLACES RESTRICTIONS ON US WHICH MAY LIMIT OUR OPERATING
   FLEXIBILITY AND OUR ABILITY TO PAY DIVIDENDS

         The indenture that governs the senior subordinated discount notes and the credit agreement that governs our senior credit facility impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

         o     designated types of mergers or consolidations;

         o paying dividends or other distributions to UbiquiTel's shareholders;

         o     making investments;

         o     selling assets;

         o     repurchasing UbiquiTel's common stock; and

         o     borrowing additional money.

         These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO THE SIGNIFICANT COMPETITION IN THE
   WIRELESS COMMUNICATIONS SERVICES INDUSTRY OR KEEP PACE WITH OUR COMPETITORS IN THE INTRODUCTION OF NEW PRODUCTS, SERVICES AND EQUIPMENT, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT NEW CUSTOMERS

         Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors in the introduction of new products, services and equipment. Additionally, we expect that existing cellular providers will upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer.

WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS
   WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS

         We will compete in some of our markets with more than four wireless providers, some of which have an infrastructure in place and have been operational for a number of years. Some of our competitors, namely AT&T Wireless Services, Verizon and VoiceStream:

         (1) have substantially greater financial, technological, marketing and sales and distribution resources than us;

         (2) have more extensive coverage in specific areas of our markets and have broader regional coverage than us; and

         (3) may market other services, such as traditional telephone service, cable television access and access to the Internet, with their wireless communications services.

         We may be unable to compete successfully with these larger competitors who have substantially greater resources or who offer more services than we do to a larger subscriber base, which could result in a reduction in new subscribers.

WE MAY NOT BE ABLE TO RESPOND TO THE RECENT TREND IN THE CONSOLIDATION OF THE
   WIRELESS COMMUNICATIONS INDUSTRY, OR COMPETE WITH POTENTIAL ACQUIRORS FOR ACQUISITIONS, WHICH COULD RESULT IN A REDUCTION OF OUR SUBSCRIBERS OR A DECLINE IN PRICES FOR OUR PRODUCTS AND SERVICES

         There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. Several large competitors already exist, such as AT&T Wireless Services, Verizon, VoiceStream and Cingular. We may not be able to respond to pricing pressures that may result from a consolidation in our industry, which could result in a reduction of new subscribers and cause market prices for our products and services to decline in the future. Also, if we expand our operations through acquisitions, we will compete with other potential acquirors, some of which may have greater financial or operational resources than us.

THE TECHNOLOGY WE USE HAS LIMITATIONS AND COULD BECOME OBSOLETE, WHICH WOULD
   REQUIRE US TO IMPLEMENT NEW TECHNOLOGY AT SUBSTANTIALLY INCREASED COSTS AND LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

         We intend to employ digital wireless communications technology selected by Sprint PCS for its nationwide network. Code division multiple access, known as CDMA, technology is a relatively new technology. CDMA may not provide the advantages expected by Sprint PCS. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn may require us to make changes at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost. We also expect to face competition from other existing communications technologies such as specialized mobile radio, known as SMR, and enhanced specialized mobile radio, known as ESMR, and domestic and global mobile satellite service. SMR and ESMR systems can provide services that may be competitive with those offered by PCS and are often less expensive to build than PCS systems. In addition, we expect that in the future providers of wireless communications services will compete more directly with providers of traditional telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

UNAUTHORIZED USE OF OUR PCS NETWORK COULD DISRUPT OUR BUSINESS

         We will likely incur costs associated with the unauthorized use of our PCS network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

UBIQUITEL'S CERTIFICATE OF INCORPORATION AND BYLAWS INCLUDE PROVISIONS THAT MAY
   DISCOURAGE A CHANGE OF CONTROL TRANSACTION

         Some provisions of UbiquiTel's certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of us. For example, UbiquiTel has a staggered board of directors, the members of which may only be removed for cause, authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, and UbiquiTel's shareholders may not take actions by written consent and are limited in their ability to make proposals at shareholder meetings.

OUR PLAN OF COVERAGE FOR OUR MARKETS MAY BE INADEQUATE TO PROFITABLY OPERATE OUR
   BUSINESS

         Our projected build-out plan for our markets does not cover all areas of our markets. As a result, our plan may not adequately serve the needs of the potential customers in our markets or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our markets than we anticipate, which we may be unable to do profitably.

RISKS PARTICULAR TO OUR INDUSTRY

WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR
   COSTS OF OPERATIONS AND REDUCE OUR REVENUE

         Our strategy to reduce customer turnover may not be successful. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked calls, dropped calls, handset problems, non-use of phones, change of employment, the non-use of customer contracts, affordability, customer care concerns and other competitive factors. Price competition and other competitive factors could also cause increased customer turnover. A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by customers.

USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN A REDUCTION
   IN SUBSCRIBERS AND INCREASED EXPOSURE TO LITIGATION

         Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from portable telephones could adversely affect us through a reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber, reduced financing available to the mobile communications industry and increased exposure to potential litigation.

REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS
   OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES

         The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunication systems are regulated to varying degrees by the Federal Communications Commission, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact Sprint PCS' operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our relationship with Sprint PCS.

OURBUSINESS IS SEASONAL AND WORSE THAN EXPECTED FOURTH QUARTER RESULTS MAY
   CAUSE OUR STOCK PRICE TO DROP AND SIGNIFICANTLY REDUCE OUR OVERALL RESULTS OF OPERATIONS

         The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The price of our common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth quarter for any reason, including the following:

         o our inability to match or beat pricing plans offered by competitors;

         o the failure to adequately promote Sprint PCS' products, services and pricing plans;

         o our inability to obtain an adequate supply or selection of handsets;

         o     a downturn in the economy of some or all of our markets; or

         o     a poor holiday shopping season.


         There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects and those of the industry, and the success of PCS and other competitive services, remain uncertain.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus contains, or incorporates by reference, statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:

         o forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;

         o statements regarding our plans for, schedule for and costs of the buildoout of our portion of the Sprint PCS network;

         o statements regarding our anticipated revenues, expense levels, liquidity and capital resources, operating losses and future stock price performance;

         o projections of when we will launch commercial wireless personal communications service in particular markets;

         o statements regarding expectations or projections about markets in our service areas;

         o statements regarding the anticipated benefits of our acquisition of VIA Wireless; and

         o other statements, including statements containing words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend" and other similar words that signify forward-looking statements.

         These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

         o     our ability to integrate VIA Wireless' operations;

         o     our ability to finance future growth opportunities;

         o     our dependence on our affiliation with Sprint PCS;

         o the ability to successfully complete the build-out of our portion of the Sprint PCS network in an efficient and timely manner;

         o our limited operating history and anticipation of future losses;

         o     our dependence on Sprint PCS' back office services;

         o     potential fluctuations in our operating results;

         o     changes or advances in technology;

         o     changes in government regulation;

         o     competition in the industry and markets in which we operate;

         o     future acquisitions;

         o     our ability to attract and retain skilled personnel; and

         o     general economic and business conditions.


         For a discussion of some of these factors as well as additional factors, see "Risk Factors" beginning on page 5.

                                 USE OF PROCEEDS

         All of the warrants and common stock offered under this prospectus are being sold by the warrantholders. We will not receive any proceeds from the sale of the warrants or the common stock issued upon exercise of the warrants, other than the payment of the exercise price of the warrants.

                                 WARRANTHOLDERS

         Below is information with respect to the number of warrants and shares of our common stock issuable upon exercise of the warrants owned by each of the warrantholders. The warrants are being registered to permit public secondary trading of the warrants and the shares of our common stock issued upon the exercise of the warrants, and the warrantholders may offer the warrants and shares of our common stock issued upon the exercise of the warrants for resale from time to time. See "Plan of Distribution."

         We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the warrants and the issuance and resale of the shares of our common stock issued upon the exercise of the warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale, and have agreed to use our best efforts to keep this registration statement effective until the date on which all of the warrants or shares of our common stock issued upon exercise of the warrants have been sold pursuant to this registration statement or the warrants have expired, though we are required to keep this registration statement effective so long as any affiliate of ours holds warrants or shares of our common stock issued upon exercise of the warrants.

         Except as described in the table below, none of the warrantholders have had any position, office or other material relationship with us within the past three years.

         Because the warrantholders may, under this prospectus, offer all or some portion of the warrants or the common stock issued upon exercise of the warrants, no estimate can be given as to the number of the warrants or shares of common stock issued upon exercise of the warrants that will be held by the warrantholders upon termination of any sales. In addition, the warrantholders below may have sold, transferred or otherwise disposed of all or any portion of their warrants, since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Only warrantholders identified below who beneficially own the securities set forth opposite each warrantholder's name in the table below on the effective date of the registration statement of which this prospectus forms a part may sell those securities under the registration statement.

         Prior to any use of this prospectus in connection with an offering of the warrants and/or the shares of our common stock issued upon exercise of the warrants by any warrantholder not identified below this prospectus will be supplemented to set forth the name and number of warrants and/or shares of our common stock beneficially owned by the warrantholder intending to sell such warrants and/or shares of common stock, and the number of warrants and/or shares of common stock to be offered. The prospectus supplement will also disclose whether any warrantholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our subsidiaries or affiliates during the three years prior to the date of the prospectus supplement if this information has not been disclosed in this prospectus. As of August 21, 2001, there were 81,116,465 shares of our common stock outstanding.

                                              PERCENTAGE       NUMBER OF WARRANTS OWNED PRIOR TO
                                                 OF                       THE OFFERING
                                             OUTSTANDING     -------------------------------------   PERCENTAGE OF
                                                COMMON                          NUMBER OF SHARES       OUTSTANDING
                                                STOCK                             ISSUABLE UPON       COMMON STOCK
                                             OWNED PRIOR        NUMBER OF          EXERCISE OF         OWNED AFTER
   NAME AND ADDRESS OF HOLDER                TO OFFERING        WARRANTS             WARRANTS            OFFERING
-----------------------------------------    -----------        ---------         --------------      ------------
American Express Trust Company
   3922 AXP Financial Center
   Minneapolis, MN 55474................          --               4,500             53,685               --

The Bank of New York
   925 Patterson Plank Road
   Secaucus, NJ 07094...................          --               5,730             68,359               --

Bankers Trust Company
   648  Grassmere Park Drive
   Nashville, TN 37211..................          --               2,725             32,509               --

Bank One Trust Company, N.A.
   1900 Polaris Parkway
   Columbus, OH 43240...................          --                 170              2,028               --

Boston Safe Deposit and Trust Company
   c/o Mellon Bank, N.A.
   Pittsburgh, PA 15259.................
                                                  --               8,715            103,970               --

Brown Brothers Harriman & Co.
   63 Wall Street, 8th Floor
   New York, NY 10005...................          --                 201              2,398               --

Chase Bank of Texas, N.A.
   P.O. Box 2558
   Houston, TX 77252....................          --              14,000            167,020               --

Chase Manhattan Bank
   4 New York Plaza
   New York, NY 10004...................          --              20,655            246,414               --

Chase Manhattan Bank Trust
   4 New York Plaza
   New York, NY 10004...................          --              30,000            357,900               --

Citibank, N.A.
   3800 Citicorp Center Tampa
   Tampa, FL 33610......................          --              40,006            477,271               --

Credit Suisse First Boston
   277 Park Avenue
   New York, NY 10172...................         5.9% (1)         37,430            446,540              5.9% (1)

Credit Suisse First Boston
   277 Park Avenue
   New York, NY 10172...................         5.9% (1)         86,183 (2)         86,183              5.9% (1)


                                      21

                                              PERCENTAGE       NUMBER OF WARRANTS OWNED PRIOR TO
                                                 OF                       THE OFFERING
                                             OUTSTANDING     -------------------------------------   PERCENTAGE OF
                                                COMMON                          NUMBER OF SHARES       OUTSTANDING
                                                STOCK                             ISSUABLE UPON       COMMON STOCK
                                             OWNED PRIOR        NUMBER OF          EXERCISE OF         OWNED AFTER
   NAME AND ADDRESS OF HOLDER                TO OFFERING        WARRANTS             WARRANTS            OFFERING
-----------------------------------------    -----------        ---------         --------------      ------------
FirStar Bank, N.A.
   425 Walnut Street
   Cincinnati, OH 45201.................          --               5,000             59,650               --

Investors Bank & Trust
   200 Clarendon Street
   Boston, MA 02116.....................          --                 125              1,491               --


-------------------------
(1) Since January 2000, Credit Suisse First Boston Corporation, the successor of Donaldson, Lufkin & Jenrette Securities Corporation, has from time to time provided investment banking services to UbiquiTel. Eric Weinstein, a director of UbiquiTel, is a director of Credit Suisse First Boston, Inc. and CSFB Private Equity, affiliates of Credit Suisse First Boston Corporation. Includes shares of UbiquiTel common stock held by Credit Suisse First Boston Corporation's affiliate Donaldson, Lufkin & Jenrette Merchant Banking Partners II, L.P.

(2) Represents warrants issued to Credit Suisse First Boston Corporation, the successor of Donaldson, Lufkin & Jenrette Securities Corporation, in exchange for 54,971 warrants originally issued in connection with our units offering in April 2000. See "Description of the Warrants" for a summary description of our units offering.

                           DESCRIPTION OF THE WARRANTS

         As part of our units offering in April 2000, we issued and sold the 300,000 warrants covered by this prospectus (the "unit warrants") pursuant to a warrant agreement with American Stock Transfer & Trust Company as warrant agent and we issued an additional 86,183 warrants covered by this prospectus (the "DLJ warrants") pursuant to a warrant agreement with Donaldson, Lufkin & Jenrette Securities Corporation, the predecessor of Credit Suisse First Boston Corporation. Aside from these warrants, our units offering consisted of the sale of senior subordinated discount notes due 2010 of our operating subsidiary, UbiquiTel Operating Company. The following description is a summary of the material provisions of the warrant agreement governing the unit warrants and the warrant agreement governing the DLJ warrants. This summary is not complete and is qualified in its entirety by reference to the warrant agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

THE UNIT WARRANTS

         GENERAL

         Each unit warrant, when exercised, will entitle you to receive 11.93 fully paid and nonassessable shares of our common stock (the "unit warrant shares"), at an exercise price of $11.37 per share, subject to adjustment (the "unit warrant exercise price"). The unit warrant exercise price and the number of unit warrant shares issuable upon the exercise of a unit warrant are both subject to adjustment in the cases referred to below. The holders of the unit warrants would be entitled, in the aggregate, to purchase shares of our common stock currently representing approximately 5% of the issued and outstanding shares of our common stock on a fully diluted basis, assuming exercise of all currently outstanding warrants.

         The unit warrants became exercisable on April 15, 2001. Unless exercised, the unit warrants will automatically expire at 5:00 p.m., New York City time on April 15, 2010 (the "unit warrant expiration date"). We will give notice of expiration not less than 90 nor more that 120 days before the unit warrant expiration date to the registered holders of the then outstanding unit warrants. If we fail to give the notice when required, the unit warrants will not expire until 90 days after notice is given.

         The unit warrants may be exercised by surrendering the warrant certificates evidencing the unit warrants to be exercised with the accompanying form of election to purchase that is properly completed and executed, together with payment of the unit warrant exercise price. The unit warrant exercise price may be paid:

         o in cash in United States dollars by wire transfer or by certified or official bank check to the order of UbiquiTel Inc.; or

         o without payment of cash (the "unit warrant cashless exercise price"), by reducing the number of shares of common stock that would be obtainable upon the exercise of a unit warrant and payment of the unit warrant exercise price in cash so as to yield a number of shares of common stock that would yield a number of shares of common stock upon the exercise of the unit warrant equal to the product of (a) the number of shares of common stock for which the unit warrant is exercisable as of the date of exercise (if the unit warrant exercise price were being paid in cash) and (b) the cashless exercise ratio.

         The "cashless exercise ratio" shall equal a fraction, the numerator of which is the excess of the fair market value (as defined below) per share of common stock on the exercise date over the unit warrant exercise price per share as of the exercise date and the denominator of which is the fair market value per share of the common stock on the exercise date. When a holder surrenders a warrant certificate representing more than one unit warrant in connection with such holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise shall be equal to the number of shares of common stock issuable upon the exercise of unit warrants that the holder specifies to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement governing the unit warrants shall be applicable with respect to a surrender of a warrant certificate pursuant to a cashless exercise for less than the full number of unit warrants represented thereby.

         Upon surrender of the warrant certificate and payment of the unit warrant exercise price or election of a cashless exercise, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole unit warrant shares to which the holder is entitled. If less than all of the unit warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of unit warrants. Holders of unit warrants will be able to exercise their unit warrants only if a registration statement relating to the unit warrant shares underlying the unit warrants is then in effect, or the exercise of such unit warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of unit warrants or other persons to whom it is proposed that unit warrant shares be issued on exercise of the unit warrants reside.

         No fractional unit warrant shares will be issued upon exercise of the unit warrants. We will pay to the holders of the unit warrant at the time of exercise an amount in cash equal to the fair market value (as defined below) of any such fractional unit warrant shares less a corresponding fraction of the unit warrant exercise price.

         In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of Warrant Shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Tax Considerations--Tax Treatment of Registered Warrants."

         Certificates for unit warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any unit warrant at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of unit warrants.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised unit warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court. As a result, the holders of the unit warrants may, even if sufficient funds are available, receive no consideration or a lesser amount of consideration then they would be entitled to receive if they had exercised their unit warrants prior to the commencement of any such bankruptcy or reorganization.

         NO RIGHTS AS STOCKHOLDERS

         The holders of unexercised unit warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. The holders of the unit warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up.

         ADJUSTMENTS

         The number of unit warrant shares issuable upon exercise of the unit warrants and the unit warrant exercise price will be subject to adjustment in several circumstances including the following:

         o if we (A) pay a dividend or make a distribution on our common stock in shares of our capital stock (whether shares of common stock or of capital stock of any other class), (B) subdivide our outstanding shares of common stock, (C) combine our outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of our shares of common stock any shares of our capital stock;

         o in case of any reclassification or change of outstanding shares of common stock issuable upon exercise of the unit warrants (other than as set forth in clause (1) and other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of us with or into another corporation (other than a merger or acquisition in which we are the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of common stock or other capital stock issuable upon exercise of the unit warrants) or in case of any sale or conveyance to another corporation of our property as an entirety or substantially as an entirety;

         o in the event we issue, sell, distribute or otherwise grant in any manner (including by assumption) to all holders of our common stock any rights to subscribe for or to purchase, or any warrants or options for the purchase of, common stock or any stock or securities convertible into or exchangeable for common stock or any convertible securities (other than upon exercise of any option), at a price per share less than the fair market value per share of our common stock;

         o in the event we distribute to all the holders of our common stock any dividend or other distribution of cash, evidences of our indebtedness, other securities or other properties or assets (in each case other than (i) dividends payable in common stock, options or convertible securities and (ii) any cash dividend or other cash distributions from current or retained earnings), or any options, warrants or other rights to subscribe for or purchase any of the foregoing; and

         o if we sell any common stock or any securities convertible into or exchangeable or exercisable for common stock (other than (i) pursuant to the exercise of the unit warrants, (ii) any security convertible into, or exchangeable or exercisable for, the common stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the warrant agreement or (iii) the issuance of common stock upon the conversion, exchange or exercise of any of our convertible, exchangeable or exercisable securities outstanding on the date of the warrant agreement (to the extent in accordance with the terms of such securities as in effect on the date of the warrant agreement)) at a price per share less than the fair market value per share of our common stock.

         The events described above are subject to certain exceptions described in the warrant agreement governing the unit warrants including, without limitation:

         o exercises or conversions of any options or convertible securities or other obligations to issue our capital stock outstanding on the date of the warrant agreement,

         o issuances of options, convertible securities or common stock to any of our employees, directors or consultants or those of any of our subsidiaries pursuant to a plan approved by our board of directors,

         o rights to purchase common stock pursuant to plan for reinvestment of dividends or interest,

         o issuances of options, convertible securities or common stock in certain bona fide public offerings or private placements, issuances of options, convertible securities or common stock in connection with the establishment of commercial bank facilities, capital lease obligations or other issuances of primarily debt obligations or securities, or

         o issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

         "FAIR MARKET VALUE" for any share of our common stock means (x) for purposes of payment for fractional shares of common stock, the closing price on the business day immediately prior to the exercise of the applicable unit warrant and (y) in all other cases, the average of the daily closing prices for the shorter of (i) the 20 consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the time of determination (as defined below) and (ii) the period commencing on the date next succeeding the first public announcement of the issuance, sale, distribution or granting in question through such last full trading day prior to the time of determination. The term "time of determination" shall be the time and date of the earlier to occur of (A) the date as of which the fair market value is to be computed and (B) the last full trading day on such exchange or market before the commencement of "ex-dividend" trading in the common stock relating to the event giving rise to the adjustment required by the terms of the warrant agreement. The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such class, in each case (1) on the principal national securities exchange on which the shares of common stock are listed or to which such shares are admitted to trading or (2) if the common stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq National Market or any comparable system or
(3) if the common stock is not quoted on the Nasdaq National Market or a comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time in good faith by our board of directors for that purpose. In the absence of all of the foregoing, or if for any other reason the fair market value per share cannot be determined pursuant to the foregoing provisions, the fair market value per share shall be the fair market value thereof as determined in good faith by our board of directors.

         RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of its common stock as will be issuable upon the exercise of all outstanding unit warrants. Such shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.

         AMENDMENT

         From time to time, we and the warrant agent, without the consent of the holders of the unit warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holders of the unit warrants will require the written consent of the holders of a majority of the then outstanding unit warrants, excluding unit warrants held by us or any of our affiliates. The consent of each holder of the unit warrants affected will be required for any amendment pursuant to which the unit warrant exercise price would be increased or the number of unit warrant shares issuable upon exercise of unit warrants would be decreased, other than pursuant to adjustments provided in the warrant agreement, or the exercise period with respect to the unit warrants would be shortened.

         REPORTS

         So long as any of the unit warrants remain outstanding, we will, upon request, furnish to the registered holders of the unit warrants, all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K as if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and all current reports that would be required to be filed with the Securities and Exchange Commission, on Form 8-K as if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         REGISTRATION OF THE UNIT WARRANT SHARES

         Under the terms of a warrant registration rights agreement dated April 11, 2000, we filed the registration statement of which this prospectus is a part and agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective until the date on which all of the warrants or shares of common stock issuable thereunder have been sold pursuant to the shelf registration statement or the warrants have expired, though we are required to keep the registration statement effective so long as any affiliate of ours holds unit warrants or unit warrant shares.

         We may suspend the effectiveness of any shelf registration statement or amendment thereto, suspend the use of any prospectus and shall not be required to amend or supplement the shelf registration statement, any related prospectus or any document incorporated therein by reference other than an effective registration statement being used for an underwritten offering in the event that, and for periods (each a "suspension period"), not to exceed 60 consecutive days and no more than two times in any calendar year if (1) an event or circumstance occurs and is continuing as a result of which the shelf registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2)(a) we determine in our good faith judgment that the disclosure of such event at such time would have a material adverse effect on our business, operations, or prospects or (b) the disclosure otherwise relates to a material business transaction or development which has not yet been publicly disclosed.

         Each holder of unit warrants or unit warrant shares that sells such unit warrants or unit warrant shares pursuant to the shelf registration statement generally will:

         o be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser;

         o be subject to certain of the civil liability provisions under the Securities Act in connection with such shares;

         o be bound by certain provisions of the warrant agreement which are applicable to such holder, including certain indemnification obligations; and

         o be required to deliver information to be used in connection with the shelf registration statement in order to have its unit warrants or unit warrant shares included in the shelf registration statement.

         LIQUIDATED DAMAGES

         The warrant registration rights agreement provides that if we fail to keep the shelf registration statement continuously effective until the date on which all of the unit warrants or shares of common stock issuable thereunder have been sold pursuant the registration statement or the unit warrants have expired, then in each case (each such event a "unit warrant registration default"), we will be required to pay liquidated damages to each holder of a unit warrant which shall accrue from the first such unit warrant registration default.

         If we fail to maintain the effectiveness of the registration statement as specified above, a unit warrant registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages payable to each holder of a unit warrant will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the unit warrant registration default continues for the first 90-day period immediately following the occurrence of such unit warrant registration default. This amount will increase by an additional $0.02 per week per unit warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per unit warrant. The provision for liquidated damages will continue until such unit warrant registration default has been cured. We will not be required to pay liquidated damages for more than one unit warrant registration default at any given time.

THE DLJ WARRANTS

         GENERAL

         In connection with the units offering, we issued to Donaldson, Lufkin & Jenrette Securities Corporation, the predecessor to Credit Suisse First Boston Corporation, warrants to purchase an aggregate of 655,804 shares of our common stock. We subsequently canceled those warrants and issued the DLJ warrants to Donaldson, Lufkin & Jenrette Securities Corporation, the predecessor to Credit Suisse First Boston Corporation, to purchase an aggregate of 86,183 shares (the "DLJ warrant shares") at an exercise price equal to our initial public offering price of $8.00 per share (the "DLJ warrant exercise price"). The DLJ warrants became exercisable on June 12, 2001 and will expire on June 12, 2005. We will give notice of expiration not less than 90 days before the DLJ warrant expiration date to the registered holders of the then outstanding DLJ warrants. If we fail to give the notice when required, the DLJ warrants will not expire until 90 days after notice is given.

         The DLJ warrants may be exercised by surrendering the warrant certificates evidencing the DLJ warrants to be exercised with the accompanying form of election to purchase that is properly completed and executed, together with payment of the DLJ warrant exercise price. The unit warrant exercise price may be paid in cash in United States dollars by wire transfer or by certified or official bank check to the order of UbiquiTel Inc.

         Upon surrender of the warrant certificate and payment of the DLJ warrant exercise, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole DLJ warrant shares to which the holder is entitled. If less than all of the DLJ warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of DLJ warrants. Holders of DLJ warrants will be able to exercise their DLJ warrants only if a registration statement relating to the DLJ warrant shares underlying the DLJ warrants is then in effect, or the exercise of such DLJ warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of DLJ warrants or other persons to whom it is proposed that DLJ warrant shares be issued on exercise of the DLJ warrants reside.

         No fractional DLJ warrant shares will be issued upon exercise of the DLJ warrants. We will pay to the holders of the DLJ warrant at the time of exercise an amount in cash equal to the fair market value (as defined below) of any such fractional DLJ warrant shares less a corresponding fraction of the DLJ warrant exercise price.

         In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of Warrant Shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Tax Considerations--Tax Treatment of Registered Warrants."

         Certificates for unit warrants will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any DLJ warrant at our office. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of DLJ warrants.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised DLJ warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court. As a result, the holders of the DLJ warrants may, even if sufficient funds are available, receive no consideration or a lesser amount of consideration then they would be entitled to receive if they had exercised their DLJ warrants prior to the commencement of any such bankruptcy or reorganization.

         NO RIGHTS AS STOCKHOLDERS

         The holders of unexercised DLJ warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. The holders of the DLJ warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up.

         ADJUSTMENTS

         The number of DLJ warrant shares issuable upon exercise of the DLJ warrants and the DLJ warrant exercise price will be subject to adjustment in several circumstances including the following:

         o if we (A) pay a dividend or make a distribution on our common stock in shares of our capital stock (whether shares of common stock or of capital stock of any other class), (B) subdivide our outstanding shares of common stock, (C) combine our outstanding shares of common stock into a smaller number of shares, or (D) issue by reclassification of our shares of common stock any shares of our capital stock;

         o in case of any reclassification or change of outstanding shares of common stock issuable upon exercise of the DLJ warrants (other than as set forth in clause (1) and other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of us with or into another corporation (other than a merger or acquisition in which we are the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of common stock or other capital stock issuable upon exercise of the DLJ warrants) or in case of any sale or conveyance to another corporation of our property as an entirety or substantially as an entirety;

         o in the event we issue, sell, distribute or otherwise grant in any manner (including by assumption) to all holders of our common stock any rights to subscribe for or to purchase, or any warrants or options for the purchase of, common stock or any stock or securities convertible into or exchangeable for common stock or any convertible securities (other than upon exercise of any option), at a price per share less than the fair market value per share of our common stock;

         o in the event we distribute to all the holders of our common stock any dividend or other distribution of cash, evidences of our indebtedness, other securities or other properties or assets (in each case other than (i) dividends payable in common stock, options or convertible securities as to which adjustments have been made according to (1) and (3) above, and
                  (ii) any cash dividend or other cash distributions from current or retained earnings), or any options, warrants or other rights to subscribe for or purchase any of the foregoing.

         The events described above are subject to certain exceptions described in the warrant agreement governing the DLJ warrants including, without limitation,

         o exercises or conversions of any options or convertible securities or other obligations to issue our capital stock outstanding on the date of the warrant agreement,

         o issuances of options, convertible securities or common stock to any of our employees, directors or consultants or those of any of our subsidiaries pursuant to a plan approved by our board of directors,

         o rights to purchase common stock pursuant to plan for reinvestment of dividends or interest,

         o issuances of options, convertible securities or common stock in certain bona fide public offerings or private placements, issuances of options, convertible securities or common stock in connection with the establishment of commercial bank facilities, capital lease obligations or other issuances of primarily debt obligations or securities, or

         o issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

         "FAIR MARKET VALUE" for any share of our common stock means (x) for purposes of payment for fractional shares of common stock, the closing price on the business day immediately prior to the exercise of the applicable unit warrant and (y) in all other cases, the average of the daily closing prices for the shorter of (i) the 20 consecutive trading days ending on the last full trading day on the exchange or market specified in the second succeeding sentence prior to the time of determination (as defined below) and (ii) the period commencing on the date next succeeding the first public announcement of the issuance, sale, distribution or granting in question through such last full trading day prior to the time of determination. The term "time of determination" shall be the time and date of the earlier to occur of (A) the date as of which the fair market value is to be computed and (B) the last full trading day on such exchange or market before the commencement of "ex-dividend" trading in the common stock relating to the event giving rise to the adjustment required by the terms of the warrant agreement. The closing price for any day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such class, in each case (1) on the principal national securities exchange on which the shares of common stock are listed or to which such shares are admitted to trading or (2) if the common stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq National Market or any comparable system or (3) if the common stock is not quoted on the Nasdaq National Market or a comparable system, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time in good faith by our board of directors for that purpose. In the absence of all of the foregoing, or if for any other reason the fair market value per share cannot be determined pursuant to the foregoing provisions, the fair market value per share shall be the fair market value thereof as determined in good faith by our board of directors.

         RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of its common stock as will be issuable upon the exercise of all outstanding DLJ warrants. Such shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.

         AMENDMENT

         Any amendment or supplement to the warrant agreement governing the DLJ warrants requires the written consent of us and the holders of a majority of the then outstanding DLJ warrants. The consent of each holder of the DLJ warrants affected will be required for any amendment pursuant to which the DLJ warrant exercise price would be increased or the number of DLJ warrant shares issuable upon exercise of DLJ warrants would be decreased, other than pursuant to adjustments provided in the warrant agreement, or the exercise period with respect to the unit warrants would be shortened.

         REPORTS

         So long as any of the DLJ warrants remain outstanding, we will, upon request, furnish to the registered holders of the DLJ warrants, all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K as if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and all current reports that would be required to be filed with the Securities and Exchange Commission, on Form 8-K as if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         REGISTRATION OF THE DLJ WARRANT SHARES

         Under the terms of a warrant registration rights agreement dated June 12, 2000, we filed the registration statement of which this prospectus is a part and agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of up to five years, subject to certain exceptions.

         We may suspend the effectiveness of any shelf registration statement or amendment thereto, suspend the use of any prospectus and shall not be required to amend or supplement the shelf registration statement, any related prospectus or any document incorporated therein by reference other than an effective registration statement being used for an underwritten offering in the event that, and for periods (each a "suspension period"), not to exceed 60 consecutive days and no more than two times in any calendar year if (1) an event or circumstance occurs and is continuing as a result of which the shelf registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (2)(a) we determine in our good faith judgment that the disclosure of such event at such time would have a material adverse effect on our business, operations, or prospects or (b) the disclosure otherwise relates to a material business transaction or development which has not yet been publicly disclosed.

         Each holder of DLJ warrants or DLJ warrant shares that sells such DLJ warrants or DLJ warrant shares pursuant to the shelf registration statement generally will:

         o be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser;

         o be subject to certain of the civil liability provisions under the Securities Act in connection with such shares;

         o be bound by certain provisions of the warrant agreement which are applicable to such holder, including certain indemnification obligations; and

         o be required to deliver information to be used in connection with the shelf registration statement in order to have its DLJ warrants or DLJ warrant shares included in the shelf registration statement.

                          DESCRIPTION OF CAPITAL STOCK

         The following summarizes all of the material terms and provisions of the our capital stock. It does not purport to be complete, however, and is qualified in its entirety by the actual terms and provisions contained in our amended and restated certificate of incorporation.

AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of:

         o 240,000,000 shares of common stock, par value $0.0005 per share, of which 81,116,465 shares were outstanding as of August 21, 2001; and

         o 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.

STOCK RESERVED FOR ISSUANCE

         We have reserved 3,665,183 shares for issuance upon exercise of the warrants. We have not reserved any shares of preferred stock for issuance.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

PREFERRED STOCK

         Under our amended and restated certificate of incorporation, as amended, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

         o        number of shares to be issued;

         o        dividend rights;

         o        dividend rates;

         o right to convert the preferred shares into a different type of security;

         o        voting rights attributable to the preferred shares;

         o        liquidation preferences; and

         o        terms of redemption.

         If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of stockholders. The board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

REGISTRATION RIGHTS

         We have granted registration rights to all of the persons who were our stockholders prior to our initial public offering under a registration rights agreement. Under this agreement, we are required to register their shares of common stock, upon request. In addition, if we register any of our securities under the Securities Act for our own account or for the account of another person, these stockholders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration subject to limitations in the case of an underwritten offering. These stockholders have agreed to waive their registration rights in connection with any registration statements that we file on behalf of the holders of the unit warrants or the senior subordinated discount notes. In most circumstances, we will be required to pay the expense of registering these stockholders' shares. This registration rights agreement survived the closing of our initial public offering.

ANTITAKEOVER EFFECTS OF DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock. The existence of this provision may have an antitakeover effect with respect transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of common stock held by stockholders.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS THAT MAY PREVENT
  TAKEOVERS

         Our amended and restated certificate of incorporation, as amended, contains provisions that may delay, defer or prevent a change in control of us and make removal of our management more difficult.

         Our amended and restated certificate of incorporation, as amended, provides for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. The certificate of incorporation also provides that only the board of directors may fix the number of directors. Our bylaws provide that a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days before or delayed more than 30 days after the anniversary of the preceding year's annual meeting, then we must receive the stockholder's notice not after the later of the ninetieth day before the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made.

         Our amended and restated certificate of incorporation, as amended, provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board of directors may be filled only by vote of a majority of the remaining directors then in office, even if less than a quorum. Under no circumstances will our stockholders fill any newly created directorships. Directors elected to fill a vacancy or by reason of an increase in the number of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Directors may be removed from office only for cause and only by the affirmative vote of 80% of the then outstanding shares of stock entitled to vote on the matter.

         Our amended and restated certificate of incorporation, as amended, provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Special meetings may be called only by the Chairman of the board of directors, if there is one, the President or by a majority of the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable in most situations to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

         Our bylaws provide that a stockholder may raise new business at an annual stockholder meeting only if the stockholder delivers written notice to us not after the later of ninety days prior to the date of the annual meeting or the tenth day after the day the public announcement of the date of the annual meeting is made. The stockholder's notice must provide us with certain information concerning the nature of the new business, and must disclose certain information about the stockholder and the stockholder's interest, if any, in the proposed business matter.

         Delaware Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the amended and restated certificate of incorporation or bylaws described above. Except as otherwise provided by law, holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that changes the powers, preferences, rights or other terms of an outstanding series of our preferred stock, if the holders of the affected series of preferred stock are entitled to vote on the proposed amendment. The bylaws may be amended or repealed by the board of directors, except if the bylaw provisions affect provisions of the amended and restated certificate of incorporation or bylaws described above, then the affirmative vote of the holders of at least 80% of the then outstanding voting stock is required. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

         The foregoing provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, may delay or frustrate the removal of incumbent directors or the completion of transactions that would be beneficial, in the short term, to our stockholders. The provisions may also discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events would be favorable to the interests of our stockholders.

         Our amended and restated certificate of incorporation, as amended, requires us to indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

         o acts or omissions not in good faith for which involve intentional misconduct or a knowing violation of law;

         o the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

         o        any breach of the duty of loyalty to us or our stockholders;
                  or

         o any transaction from which the director derived an improper personal benefit.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered warrant, and of a share of common stock acquired upon exercise of a registered warrant, applies to you if you acquire a registered warrant in exchange for an original warrant and if you acquired the original warrant for cash on its original issuance at the issue price of the unit consisting of an original note and original warrants and if you hold the original warrant and the registered warrant and any common stock acquired on exercise of the registered warrant as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

         This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

         o        a bank or a broker-dealer;

         o        an insurance company;

         o        a pension or other employee benefit plan;

         o        a tax exempt organization or entity;

         o        a U.S. expatriate;

         o a trader in securities that elects mark-to-market accounting treatment;

         o a person holding registered warrants or common stock as a part of a hedging or conversion transaction or a straddle;

         o        a hybrid entity or an owner of interests therein; or

         o        a holder whose functional currency is not the U.S. dollar.

         In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered warrant or a share of common stock acquired on exercise of a registered warrant and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO HOLDING AND DISPOSING OF A REGISTERED WARRANT OR A SHARE OF COMMON STOCK AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

         If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a registered warrant or share of common stock acquired on exercise of a registered warrant and you are:

         o a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of Section 7701(b) of the Code;

         o a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

         o        an estate whose income is includible in gross income for U.S.
                  federal income tax purposes regardless of its source; or

         o a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

         Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall also be considered U.S. persons.

         TAX TREATMENT OF REGISTERED WARRANTS. A U.S. Holder will recognize gain or loss upon a sale, redemption, lapse or other taxable disposition of a registered warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the registered warrant and the U.S. Holder's tax basis in the registered warrant. A U.S. Holder's tax basis in a registered warrant will equal that portion of the issue price of a unit consisting of an original note and an original warrant that was allocated to the original warrant based upon the relative fair market values of the original note and the original warrants comprising the unit. Because the unit was issued for money, the "issue price" of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored. Under Treasury regulations, we have allocated the issue price of the units between the original notes and the original warrants. That allocation will be binding on all holders of units, unless a holder explicitly discloses (on a form prescribed by the IRS and attached to the holder's timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the IRS. Based on our allocation, the initial tax basis of each original warrant was $54.34. The gain or loss upon a sale, redemption, lapse or other taxable disposition of a registered warrant will be capital gain or loss if the common stock to which the registered warrant relates would be a capital asset in the hands of the warrant holder and will be long-term capital gain or loss if the holding period for the registered warrant exceeds one year.

         The cash exercise of a registered warrant will not, and the cashless exercise of a registered warrant should not, be a taxable event for the exercising U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. The Internal Revenue Service may argue, however, that the surrender of one or more registered warrants in payment of the exercise price of another registered warrant upon a cashless exercise results in taxable gain or loss to the exercising U.S. Holder in an amount equal to the difference between the exercise price deemed paid and the tax basis in the registered warrants surrendered as a payment of the exercise price. A U.S. Holder will have a tax basis in the shares of common stock received upon exercise of a registered warrant equal to the U.S. Holder's tax basis in the registered warrant surrendered, plus any gain recognized upon a cashless exercise or the amount of cash paid for the exercise price, as adjusted for any fractional share for which cash is received. A U.S. Holder generally will have a holding period in shares of common stock acquired upon exercise of a registered warrant that commences on the date of exercise of the registered warrant. With respect to a cashless exercise of a registered warrant, it is possible a U.S. Holder would have a holding period in shares of common stock received in exchange for the surrender of one or more registered warrants that includes the holding period of the registered warrants so surrendered.

         An adjustment to the exercise price of the registered warrants, or the failure to make an adjustment, in certain circumstances, may result in a constructive distribution to the holders of the registered warrant that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the registered warrant would increase by the amount of the dividend.

         TAX TREATMENT OF COMMON STOCK ACQUIRED ON EXERCISE OF A REGISTERED WARRANT. Cash distributed on commons stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. If the amount of a distribution xceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the common stock, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in your common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on whether your holding period for that common stock is more than one year.

         Holders of common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A that reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         If you sell or dispose of your common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the common stock. A U.S. Holder's tax basis in shares of common stock acquired upon exercise of a registered warrant will be determined in the manner set forth in "--U.S. Holders -- Tax Treatment of Registered Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gains -- the excess of the taxpayer's net long-term capital gains over short-term capital losses -- are subject to a maximum tax rate of 20%. The deductibility of capital losses is restricted and generally may be used only to reduce capital gains to the extent thereof.

         INFORMATION REPORTING; BACKUP WITHHOLDING. We are required to furnish to record holders of common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on the common stock.

         Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to dividends paid on common stock or with respect to proceeds received from a disposition of a registered warrant or a share of common stock. Generally, backup withholding applies only if:

         o the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

         o the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

         o the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

         o the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

         Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

         The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S. Holder" is a beneficial owner of a registered warrant, or share of common stock acquired on exercise of a warrant, that, for U.S. federal income tax purposes, is

         o        a nonresident alien individual;

         o a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

         o a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

         For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a registered warrant or share of common stock through a partnership. A person who holds a registered warrant or share of common stock through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means a dividend on common stock or gain on a sale, exchange or retirement of a registered warrant or share of common stock if the dividend or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

         TAX TREATMENT OF REGISTERED WARRANTS. The cash exercise of a registered warrant will not, and the cashless exercise of a registered warrant should not, be a taxable disposition of the registered warrant for the exercising Non-U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. The Internal Revenue Service may argue, however, that the surrender of one or more registered warrants in payment of the exercise price of another warrant upon a cashless exercise results in a taxable disposition to the exercising Non-U.S. Holder in an amount equal to the difference between the exercise price deemed paid and the tax basis in the registered warrants surrendered as a payment of the exercise price. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax upon a taxable disposition of a registered warrant, except as described in "Certain U.S. Federal Tax Consequences -- Non-U.S. Holders -- Taxable Disposition of a Registered Warrant or Share of Common Stock" below.

         An adjustment to the exercise price of the registered warrants, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the registered warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the registered warrant would increase by the amount of the dividend.

         DIVIDENDS ON COMMON STOCK. If a registered warrant is exercised, a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax on actual or deemed dividend distributions at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisors on their entitlement to benefits under a relevant income tax treaty. For dividends paid after December 31, 2000, a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

         Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). To claim an exemption from withholding because a dividend is U.S. trade or business income, a Non-U.S. Holder must satisfy applicable certification and other requirements.

         TAXABLE DISPOSITION OF A REGISTERED WARRANT OR SHARE OF COMMON STOCK. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, redemption, lapse or other taxable disposition of a registered warrant or upon a sale, exchange or other taxable disposition of our common stock. However, you will be subject to federal income tax on the gain if:

         o the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate));

         o you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States; or

         o we are a "United States real property holding corporation" within the meaning of section 897(c) of the Internal Revenue Code, or we have been a United States real property holding corporation at any time during the shorter of the five year period ending on the date of your sale or other disposition and the period you have held the registered warrant or common stock that is sold or otherwise disposed of. We believe that we currently are not a United States real property holding corporation, and we do not anticipate becoming one. No assurance, however, can be provided that we will not become a United States real property holding corporation in the future.

         A Non-U.S. Holder's tax basis in a registered warrant will be equal to the portion of the holder's tax basis in a unit that is allocated to the note and the warrant as described in "Certain U.S. Federal Tax Consequences -- U.S. Holders -- Tax Treatment of Warrants" above. A Non-U.S. Holder's tax basis in shares of common stock acquired upon exercise of a warrant will be determined in the manner set forth in "--U.S. Holders -- Tax Treatment of Warrants" above.

         FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death,

         o a warrant that is owned, or treated as owned, at the time of death may be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary; and

         o a share of our common stock will be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary.

         In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a warrant and a share of our common stock will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

         INFORMATION REPORTING; BACKUP WITHHOLDING. Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 31% on dividends paid after December 31, 2000 to a Non-U.S. Holder of common stock that is required to certify its Non-U.S. Holder status but fails to do so. The proceeds of a disposition of a registered warrant or a share of our common stock by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made on or after January 1, 2001, a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. The new regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

GENERAL

         The warrants and the shares of our common stock issued upon the exercise of the warrants offered hereby may be sold by the warrantholders from time to time in:

         o        transactions in the over-the-counter market;

         o        negotiated transactions;

         o        underwritten offerings; or

         o        a combination of such methods of sale.


         The warrantholders may sell the warrants and the shares of our common stock issued upon the exercise of the warrants at:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to prevailing market prices; or

         o        negotiated prices.

         The warrantholders may effect these transactions by selling the warrants and shares of our common stock issued upon the exercise of the warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the warrantholders and/or the purchasers of the warrants for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         We are required to keep this registration statement effective so long as any affiliate of ours holds warrants or shares of our common stock issued upon exercise of the warrants.

         In order to comply with the securities laws of particular states, if applicable, the warrants and shares of our common stock will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the warrants and shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The warrantholders and any broker-dealers or agents that participate with the warrantholders in the distribution of the warrants or the shares of our common stock issued upon the exercise of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the warrants or the shares of our common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Each warrantholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the warrantholders.

         We will pay for all costs of the registration of the warrants, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; except that, the selling holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling holders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the warrants and shares of our common stock issuable upon the exercise of the warrants offered hereby will be passed upon for UbiquiTel Inc. by Greenberg Traurig, P.A., Miami, Florida. Attorneys for Greenberg Traurig beneficially own in the aggregate 31,750 shares of our common stock.

                                     EXPERTS

         The audited consolidated balance sheets of UbiquiTel Inc. and Subsidiaries as of December 31, 1999 and December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (September 29, 1999) to December 31, 1999 and for the year ended December 31, 2000 incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving such reports.

         The financial statements of the Spokane District (wholly owned by Sprint Spectrum L.P.) as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of VIA Wireless, LLC as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and the registration statement have been audited by Moss Adams LLP, independent auditors, as set forth in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means:

         o we can disclose important information to you by referring you to those documents;

         o the information incorporated by reference is considered to be part of this prospectus; and

         o later information that we file with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below:

  (1) our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000;

  (2) our Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the fiscal quarter ended March 31, 2001 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

  (3) our definitive Proxy Statement, dated July 16, 2001, filed in connection with our 2001 Annual Meeting of Shareholders;

  (4)    our Current Report on Form 8-K dated August 13, 2001;

  (5)    our Current Report on Form 8-K dated August 31, 2001; and

  (6) the description of our common stock filed as part of our Registration Statement on Form 8-A dated June 7, 2000.

         All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:


                                 UbiquiTel Inc.
                         One West Elm Street, Suite 400
                        Conshohocken, Pennsylvania 19428
                          Attention: Investor Relations
                                 (610) 832-3300

================================================================================



              , 2001
--------------







                                 UBIQUITEL INC.





                                  COMMON STOCK




                        WARRANTS TO PURCHASE COMMON STOCK





                         -------------------------------
                               P R O S P E C T U S
                         -------------------------------











--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the deliver of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:



   Securities and Exchange Commission Registration Fee.....................................        $  10,925
   Legal Fees and Expenses.................................................................        $  50,000
   Accounting Fees and Expenses............................................................        $  25,000
   Registrar and Transfer Agents Fees and Expenses.........................................        $   5,000
   Miscellaneous...........................................................................        $   9,075
                                                                                                   ---------
      Total................................................................................        $ 100,000
                                                                                                   =========


         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Amended and Restated Certificate of Incorporation, as amended, of UbiquiTel Inc. ("UbiquiTel") provides that the liability of the directors and officers of UbiquiTel to UbiquiTel or any of its stockholders for monetary damages arising from a breach of their fiduciary duty as directors and officers shall be limited to the fullest extent permitted by the General Corporation Law of Delaware. This limitation does not apply with respect to any action in which a director or officer would be liable under Section 174 of the General Corporation Law of Delaware, nor does it apply with respect to any liability in which a director or officer:

         o        breached his duty of loyalty to UbiquiTel or its stockholders;

         o did not act in good faith or, in failing to act, did not act in good faith;

         o acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

         o        derived an improper personal benefit.

         UbiquiTel's bylaws provide that UbiquiTel may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of UbiquiTel) by reason of the fact that he is or was a director, officer, employee, or agent of UbiquiTel, or is or was serving at the request of UbiquiTel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of UbiquiTel and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of UbiquiTel as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to UbiquiTel unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. To the extent that any present or former director of UbiquiTel has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         UbiquiTel has purchased directors' and officers' liability insurance covering its directors and officers in amounts customary for similarly situated companies.

ITEM 16. EXHIBITS



  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
    **2.1      Amended and Restated Merger Agreement, dated as of April 18,
               2001, by and among UbiquiTel Inc., UbiquiTel Operating Company, the Merger Subsidiaries of UbiquiTel Inc., VIA Wireless, LLC, the
               Stockholders and the Controlling Evans Stockholders. (2.1)

    ^ 3.1      Amended and Restated Certificate of Incorporation of UbiquiTel
               Inc. (3.1)

      3.2      Amendment to Amended and Restated Certificate of Incorporation of
               UbiquiTel Inc.

    ^ 3.3      Amended and Restated Bylaws of UbiquiTel Inc. (3.2)

    ^ 4.1      Warrant Agreement dated as of April 11, 2000 between UbiquiTel
               Inc. and American Stock Transfer & Trust Company. (10.21)

    ^ 4.2 Warrant Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Inc. and Donaldson, Lufkin & Jenrette
               Securities Corporation, Paribas Corporation and PNC Capital
               Markets, Inc. (10.23)

    ^^4.3 First Amendment, dated as of June 12, 2000, to Warrant Agreement dated as of April 11, 2000 between UbiquiTel Inc. and American
               Stock Transfer & Trust Company.

    ^^4.4 Warrant Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette Securities
               Corporation.

    ^^4.5 Registration Rights Agreement dated as of June 12, 2000 by and between UbiquiTel Inc. and Donaldson, Lufkin & Jenrette
               Securities Corporation.

    ^^5.1      Opinion of Greenberg Traurig, P.A.

   +^10.1      Sprint PCS Management Agreement, as amended, dated as of October
               15, 1998 by and between Sprint Spectrum, LP, WirelessCo, LP and
               UbiquiTel, LLC. (10.1)

   +^10.2 Sprint PCS Services Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.2)

   ^ 10.3      Sprint Trademark and Service Mark License Agreement dated as of
               October 15, 1998 by and between Sprint Communications Company, LP and UbiquiTel, LLC. (10.3)

   ^ 10.4 Sprint Spectrum Trademark and Service Mark License Agreement dated as of October 15, 1998 by and between Sprint Spectrum, LP and UbiquiTel, LLC. (10.4)

   +^10.5 Asset Purchase Agreement dated as of December 28, 1999, as amended, by and between Sprint Spectrum, LP, Sprint Spectrum
               Equipment Company, LP, Sprint Spectrum Realty Company, LP, Cox
               Communications PCS, LP, Cox PCS Leasing Co., LP, Cox PCS Assets,
               LLC and UbiquiTel Holdings, Inc. (10.5)

   ^ 10.6      Amended and Restated Registration Rights Agreement made as of
               February 16, 2000 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.7)


                                    II-2


  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
   ^ 10.7      Shareholders' Agreement dated as of February 16, 2000 by and among UbiquiTel Holdings, Inc., DLJ Merchant Banking Partners II,
               L.P. and the several shareholders named therein. (10.8)

   ^ 10.8 Stockholders' Voting Agreement dated November 23, 1999 by and among UbiquiTel Holdings, Inc. and the shareholder signatories thereto. (10.9)

   ^ 10.9      Amended and Restated Consent and Agreement dated as of April
               5, 2000 by and between Sprint Spectrum, LP, Sprint Communications
               Company, LP, WirelessCo, LP, Cox Communications PCS, LP, Cox PCS
               License, LLC and Paribas. (10.11)

  * 10.10      Amended and Restated Warrant Agreement dated as of June 18, 2001 by and between UbiquiTel Inc. and Paribas North America, Inc.
               (10.1)

  ^ 10.11      Series A Preferred Stock Purchase Agreement dated as of November
               23, 1999 by and between UbiquiTel Holdings, Inc., The Walter
               Group, Donald A. Harris, Paul F. Judge, James Parsons, U.S.
               Bancorp and the individuals listed on Exhibit A thereto. (10.13)

  ^ 10.12      Purchase Agreement dated as of December 28, 1999 among UbiquiTel,
               L.L.C., UbiquiTel Holdings, Inc. and BET Associates, L.P.
               relating to $8,000,000 principal amount of UbiquiTel, L.L.C. 12%
               Senior Subordinated Notes due 2007 and Warrants to Purchase 9.75%
               of the Shares of Common Stock of UbiquiTel Holding Co. (10.14)

  ^ 10.13 Preferred Stock Purchase Agreement dated February 16, 2000 between UbiquiTel Holdings, Inc. and DLJ Merchant Banking
               Partners II, L.P. (10.15)

  ^ 10.14      Employment Agreement dated as of November 29, 1999 by and between
               UbiquiTel Holdings, Inc. and Donald A. Harris. (10.17)

  ^ 10.15      Credit Agreement dated as of March 31, 2000 by and between
               UbiquiTel Inc., UbiquiTel Operating Company, the financial institutions party thereto from time to time and Paribas, as agent, for a $250,000,000 credit facility. (10.18)

  ^ 10.16      Purchase Agreement dated April 4, 2000 between UbiquiTel Inc.,
               UbiquiTel Operating Company and Donaldson, Lufkin & Jenrette
               Securities Corporation, Paribas Corporation and PNC Capital
               Markets, Inc. (10.19)

  ^ 10.17      Indenture dated as of April 11, 2000 between UbiquiTel Operating
               Company, UbiquiTel Inc. and American Stock Transfer & Trust
               Company. (10.20)

  ^ 10.18 Registration Rights Agreement made as of April 11, 2000 by and among UbiquiTel Operating Company, UbiquiTel Inc. and Donaldson,
               Lufkin & Jenrette Securities Corporation, Paribas Corporation and
               PNC Capital Markets, Inc. (10.22)

  ^ 10.19      Founders Stock Agreement dated as of November 1, 1999 by and among UbiquiTel Holdings, Inc. and James Parsons, Donald A.
               Harris, Paul F. Judge, The Walter Group, Inc. and US Bancorp.
               (10.24)

  ^ 10.20      Agreement between LCC International, Inc. and UbiquiTel Holdings,
               Inc., as amended, dated as of September 24, 1999. (10.25)

  ^ 10.21      Agreement between Lucent Technologies, Inc. and UbiquiTel
               Holdings, Inc., dated as of December 21, 1999. (10.26)



                                    II-3


  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
  ^ 10.22      Master Site Agreement between SpectraSite Communications, Inc.
               and UbiquiTel Leasing Company, dated as of May 11, 2000. (10.27)

  ^ 10.23      Master Design and Build Agreement between SpectraSite
               Communications, Inc. and UbiquiTel Leasing Company, dated as of
               May 23, 2000. (10.30)

  ^ 10.24      Note Guarantee of UbiquiTel Inc. (10.28)

  ^ 10.25      Guarantee of UbiquiTel Inc. (10.29)

 ***10.26      Voting Agreement, dated as of February 22, 2001, among VIA
               Wireless, LLC, James A. Parsons and Ann Marie Parsons. (10.33)

   #10.27      Escrow Agreement dated as of August 9, 2001 by and among
               UbiquiTel Inc., UbiquiTel Operating Company, First Union National
               Bank as Escrow Agent and the Indemnitor Parties named therein.
               (10.33)

 ***10.28      Second Amendment and Consent to Credit Agreement, dated as of
               March 1, 2001, among UbiquiTel Operating Company, the financial institutions party thereto from time to time, BNP Paribas as agent, General Electric Capital Corporation and Fortis Capital
               Corp. (10.35)

 ***10.29      Addendum VI, dated February 22, 2001, to Sprint PCS Management
               Agreement by and between Sprint Spectrum, LP, Wireless Co., LP, and UbiquiTel Operating Company. (10.36)

 ***10.30 Indemnification Agreement, dated as of February 22, 2001, by and among UbiquiTel Inc., UbiquiTel Operating Company, the Merger
               Subsidiaries of UbiquiTel Inc. named therein, J.H. Evans Inc., and the Stockholders of J.H. Evans named therein. (10.37)

 ***10.31      Consulting Agreement, dated as of February 22, 2001, between
               UbiquiTel Inc., and Instant Phone, LLC. (10.38)

 ***10.32 Purchase and Sale Agreement, dated as of February 22, 2001, between UbiquiTel Inc. and Voicestream PCS BTA I License
               Corporation. (10.39)

   #10.33      Amended and Restated 2000 Equity Incentive Plan of UbiquiTel Inc.

   #21.1       Subsidiaries of UbiquiTel Inc. (21.1)

    23.1       Consent of Arthur Andersen LLP.

    23.2       Consent of Ernst & Young LLP.

    23.3       Consent of Moss Adams LLP.

    24.1       Powers of Attorney (included on signature pages).




-------------------------


  * Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 of UbiquiTel Inc. and UbiquiTel Operating Company.

 ** Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the fiscal quarter ended March 31, 2001 of UbiquiTel Inc. and UbiquiTel Operating Company.

*** Incorporated by reference to the exhibit shown in parentheses and filed with the Joint Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2000 of UbiquiTel Inc. and UbiquiTel Operating Company.

  ^ Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-1 of UbiquiTel Inc. (Reg. No. 333-32236).

 ^^  Previously filed.

  # Incorporated by reference to the exhibit shown in parentheses and filed with the Registration Statement on Form S-3 of UbiquiTel Inc. (Reg. No. 333-68082).

  +  Confidential treatment has been granted on portions of these documents.


ITEM 17. UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) to include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     (iii) to include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii)
                  do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof, and

              (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, UbiquiTel Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Conshohocken, State of Pennsylvania, on the 6th day of September, 2001.

                                        UBIQUITEL INC.


                                   By:   /s/  Donald A. Harris
                                        ---------------------------------------
                                        Donald A. Harris
                                        President and Chief Executive Officer


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald A. Harris and James J. Volk his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----
 /s/  Donald A. Harris                                    Chairman of the Board, President       September 6, 2001
---------------------------------------------------          and Chief Executive Officer
                  Donald A. Harris                           (Principal Executive Officer)

 /s/  James J. Volk                                       Chief Financial Officer                September 6, 2001
---------------------------------------------------          (Principal Financial Officer
                   James J. Volk                             and Accounting Officer)

 /s/  Robert A. Blake                                     Director                               September 6, 2001
---------------------------------------------------
                Robert A. Berlacher

 /s/  James E. Blake                                      Director                               September 6, 2001
---------------------------------------------------
                   James E. Blake

 /s/  Matthew J. Boos                                     Director                               September 6, 2001
---------------------------------------------------
                  Matthew J. Boos

 /s/  Peter Lucas                                         Director                               September 6, 2001
---------------------------------------------------
                    Peter Lucas

 /s/  Bruce E. Toll                                       Director                               September 6, 2001
---------------------------------------------------
                   Bruce E. Toll

 /s/  Eve M. Trkla                                        Director                               September 6, 2001
---------------------------------------------------
                    Eve M. Trkla


                                                           II-7


                     SIGNATURE                                          TITLE                          DATE
                     ---------                                          -----                          ----

 /s/  Joseph N. Walter                                    Director                               September 6, 2001
---------------------------------------------------
                  Joseph N. Walter

 /s/  Eric Weinstein                                      Director                               September 4, 2001
---------------------------------------------------
                   Eric Weinstein



                                   INDEX TO EXHIBITS



  EXHIBIT                                  DESCRIPTION
  -------                                  -----------
     3.2      Amendment to Amended and Restated Certificate of Incorporation of UbiquiTel Inc.

    23.1      Consent of Arthur Andersen LLP.

    23.2      Consent of Ernst & Young LLP.

    23.3      Consent of Moss Adams LLP.




























                                             II-9